Exhibit 10.25

CAPMARK FINANCIAL GROUP INC.

EXECUTIVE

DEFERRED COMPENSATION AND STOCK AWARD PLAN

PURPOSE

The purpose of this Capmark Financial Group Inc. Executive Deferred Compensation and Stock Award Plan is to provide employees of the Company or any of its Affiliates (as such terms are defined below) who are determined to be members of a select group of highly compensated employees an opportunity to defer payment of all or a portion of their Compensation (as defined below) in accordance with the terms and conditions set forth herein.

ARTICLE I

DEFINITIONS

1.1                                 “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

1.2                                 “Board” means the Board of Directors of the Company.

1.3                                 “Bonus Year” means the 2007 Year.

1.4                                 “Change in Control” means (i) the sale of all or substantially all of the assets of Investor LLC, the Company, or Capmark Finance Inc. to an Unaffiliated Person; or (ii) a sale by the Company or Investor LLC, in a single transaction or in a related series of transactions, of the voting stock of the Company resulting in more than 50% of the voting stock of the Company being held (either directly or indirectly through Investor LLC, and which for the avoidance of doubt includes the distribution of any interests in Investor LLC being distributed to any limited partners of any Investor, which are not Affiliates of that Investor) by an Unaffiliated Person; or (iii) a sale by the Company or Investor LLC, in an unrelated series of transactions, of the voting stock of the Company, as a result of which an Unaffiliated Person is (either directly or indirectly through Investor LLC, and which for the avoidance of doubt includes the distribution of any interests in Investor LLC being distributed to any limited partners of any Investor, which are not Affiliates of that Investor) the single largest holder of voting stock of the Company; or (iv) a merger or consolidation of the Company or Investor LLC into an Unaffiliated Person;  if and only if  any such event (or as a result of any such event) listed in (i) – (iv) above results in the inability of the Investors and any of their respective Affiliates, either as a Group or individually (through Investor LLC or otherwise), to elect a majority of the Board or board of directors of the resulting entity; provided, however, to the extent any such event listed in (i) – (iv) above occurs but at such time either the Investors and their Affiliates as a Group, or any of the Investors or their respective Affiliates individually (through Investor LLC or otherwise) retain the ability to elect a majority of the Board or the board of directors of the resulting entity, a Change of Control shall be deemed to have occurred upon any later date on which neither the Investors and their respective Affiliates as a Group nor any of the Investors or their Affiliates individually retain such ability. For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) an Investor or any member of an Investor, (y) an Affiliate of an Investor or any member of an Investor or (z) an entity in which an Investor or any member of an Investor holds, directly or indirectly, a majority of the economic interests.  Notwithstanding the foregoing, if any of the transactions described in (i), (ii) or (iv) of the preceding sentence above shall occur and the other Person or Group involved in such transaction (or its parent entity) is an Affiliate of any Investor because it is under common control by an ultimate parent entity, but the day-to-day operations of, and key business decisions regarding, such Affiliate are controlled by an entity that is, or individuals who are, principally engaged in a business other than the management or operations of private equity funds (any such Affiliate, a “Strategic Business Affiliate”), then the determination of whether a Change of Control has occurred shall be made by applying the relevant test in clause (i), (ii) or (iv) above (along with the test of whether the Investors and their Affiliates as a Group or any of the Investors or their Affiliates individually (through Investor LLC or otherwise) lose the ability to elect a majority of the Board) as if the Strategic Business Affiliate was not an Affiliate of any of the Investors and by treating the voting power of the Strategic Business Affiliate in the Company (or the resulting entity) as if it were held by a Person or Group unaffiliated with any of the Investors.

1.5                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.6                                 “Committee” means the Executive Development and Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan.

1.7                                 “Company” means Capmark Financial Group Inc.

1.8                                 “Compensation” means the annual bonus or incentive compensation earned by an Executive with respect to employment services performed by the Executive for the Company or any of its Affiliates in any Year and considered to be “wages” for purposes of federal income tax withholding. Notwithstanding the forgoing, Compensation shall not include annual salary, annual bonus or incentive compensation for any Year in excess of $1,000,000, reimbursements or other expense allowances (whether or not includable in gross income, and including but not limited to car allowances), (cash or non-cash) fringe benefits (including but not limited to contest prizes), moving expenses, welfare benefits (including but not limited to imputed income on life insurance coverage, unused and/or accrued vacation pay and severance pay), tax equalization packages or imputed income attributable to the forgiveness  of loans. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Executive pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

1.9                                 “Executive” means an employee of the Company or any of its Affiliates who is determined by the Committee to be a member of a select group of highly compensated employees who shall be permitted to participate in the Plan.

1.10                           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11                           “Fair Market Value” means, on a per Share basis, (i) if there is a public market for the Shares on such date, the average of the high and low closing bid prices of the Shares on such stock exchange on which the Shares are principally trading on the applicable date, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (ii) if there is no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Board without any discounts for minority interests.

1.12                           “Group” means a “group” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

1.13                           “Investor LLC” means GMACCH Investor LLC, a Delaware limited liability company.

1.14                           “Investors” means, collectively, Kohlberg Kravis Roberts & Co. L.P., Five Mile Capital Partners LLC, The Goldman Sachs Group, Inc., and Dune Capital Management L.P.

1.15                           “Management Stockholder’s Agreement” means the Management Stockholder’s Agreement entered into between the Company and the Executive, as in effect from time to time.

1.16                           “Person” means a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

1.17                           “Plan” means this Capmark Financial Group Inc. Executive Deferred Compensation and Stock Award Plan, as it may be amended from time to time.

1.18                           “Separation from Service” shall mean an Executive’s separation from service with the Company and its Affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Code.

1.19                           “Share Account” means the account created by the Company pursuant to Article III of this Plan in accordance with an election by an Executive to defer Compensation and receive share-related compensation under Article II hereof.

1.20                           “Shares” means the common shares of the Company, par value $0.001 per share.

1.21                           “Subsidiary” means with respect to any Person, any corporation, joint venture, partnership, limited liability company or other entity of which such Person, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent (50%) of the general voting power under ordinary circumstances.

1.22                           “Year” means any calendar year.

1.23                           “He”, “Him” or “His” shall apply equally to male and female members of the Board.

ARTICLE II

ELECTION TO DEFER

2.1                                 An Executive may elect, on or before December 31, 2006, to irrevocably defer payment, in the aggregate, of no less than $250,000 and no more than $1 million of all Compensation to be earned during the Bonus Year following the Year in which such election is made.  In addition, any person who shall become an Executive during the Bonus Year, and who was not an Executive of the Company on the preceding December 31 or otherwise an employee of the Company or any of its Subsidiaries who participated in any other deferred compensation plan of the Company or any of its Subsidiaries, may elect, before the employee becomes an Executive (but in no event later than thirty (30) days after the date such person first becomes eligible to participate in this Plan), to defer payment of all or a specified part of such Compensation earned during the remainder of such Bonus Year.  Any Compensation deferred pursuant to this Section 2.1 shall be paid to the Executive at the time(s) and in the manner specified in Article IV hereof.

2.2                                 The election to participate in the deferred compensation portion of the Plan shall be designated by submitting a letter in the form attached hereto as Appendix A (the “Election Form”) to the Executive Vice President of Human Resources or General Counsel of the Company.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1                                 The Company shall maintain separate accounts on its books and records for the Compensation deferred by each Executive, based on the elections each Executive has made.

3.2                                 If an Executive has elected to defer a portion of his Compensation, the Company shall credit, on the tenth business day following the date the Company pays the Executive’s Compensation in respect of the Bonus Year, an account (the “Share Account”) established for each Executive with the number of hypothetical Shares equal to (x) the deferred Compensation otherwise payable to the Executive in respect of the Bonus Year as to which an election to receive Share-related deferred compensation has been made, divided by (y) the then most recently determined Fair Market Value of one Share.

3.3                                 The Company shall credit, within ten business days after the date that any dividends are paid with respect to the hypothetical Shares, the Share Account of each Executive who has elected to defer Compensation with the number of hypothetical Shares equivalent to (x) the product of (a) the amount of any dividend paid, multiplied by (b) the number of hypothetical Shares represented in the relevant Executive’s Share Account, divided by (y) the then most recently determined Fair Market Value of one Share.

3.4                                 If adjustments are made to the authorized or issued share capital of the Company as a result of split-ups, recapitalizations, mergers, consolidations, or other corporate events, an appropriate adjustment shall also be made in the number of hypothetical Shares credited to each Executive’s Share Account.

3.5                                 The value of such Shares shall be computed to two decimal places.

3.6                                 The Executive’s Share Accounts shall be bookkeeping entries that will not represent any beneficial interest in any assets of the Company.  No Executive shall have any property interest whatsoever in any assets of the Company by reason of the existence of any credit balance in any Share Account.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1                                 Subject to Section 7.2, amounts contained in an Executive’s Share Account shall be distributed no later than the tenth business day following the earlier to occur of (i) January 1 of the Year following the Year in which any Separation from Service occurs and (ii) the date that an Executive designates on the Election Form as the date of distribution; so long as any such date shall constitute a permissible time or event upon which a distribution may be made under Section 409A(a)(2)(A) of the Code (the “Election Date”).  The total amounts credited to an Executive’s Share Account shall be paid in Shares (equal to the number of hypothetical Shares that have accumulated in the Executive’s Share Account pursuant to Article III), unless the Company elects to pay total amounts credited to an Executive’s Share Account in cash.  If the Company elects to make the payment in cash, the cash payment will be equal to (x) the number of Shares credited to an Executive’s Share Account, multiplied by (y) the then most recently determined Fair Market Value of one Share, provided, however, any such cash payment made as a result of any Separation from Service will be equal to (x) the number of Shares credited to an Executive’s Share Account, multiplied by (y) the applicable repurchase price otherwise payable for Shares held by the Executive, depending upon the circumstances under which the Separation from Service occurs, as set forth in Section 6(a), (b) or (c) of the Management Stockholder’s Agreement, as applicable.

4.2                                 Each Executive shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of his death.  Any designated beneficiary shall receive payments in the same manner as the Executive would have received the payments if he were living.  In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Executive’s Share Account shall be payable in accordance with Section 4.1 to the Executive’s or former Executive’s estate in full on the first day of the Year following the Year in which he dies.  No designation of beneficiary or change in beneficiary shall be valid unless made in writing signed by the Executive and filed with the Executive Vice President of Human Resources or General Counsel of the Company.

ARTICLE V

STOCK AWARDS AS PAYMENT OF COMPENSATION

5.1                                 An Executive may elect, on or before December 31, 2006, to irrevocably receive currently in Shares payment of up to 100% of the difference, if any, between (i) the amount of Compensation earned during the Bonus Year and deferred pursuant to Article II above, and (ii) $1,000,000.  Any person who shall become an Executive during any Bonus Year, and who was not an Executive of the Company on the preceding December 31, may elect, before the employee becomes an Executive (but in no event later than thirty (30) days after the date such person first becomes eligible to participate in this Plan), to receive current payment in Shares of all or a specified part of such Compensation earned during the remainder of such Bonus Year.  Any Compensation paid currently in Shares pursuant to this Section 5.1 shall be paid to the Executive in the manner specified in Section 5.3 hereof.

5.2                                 The election to participate in the stock award portion of the Plan shall be designated on the Election Form.

5.3                                 If an Executive has elected to receive a portion of his Compensation currently in Shares, the Company shall issue to the Executive or purchase in the open market on behalf of the Executive, on the tenth business day following the date the Company pays the Executive’s Compensation in respect of the Bonus Year, the number of Shares equal to (x) the Compensation otherwise payable to the Executive in respect of the Bonus Year as to which an election to receive Shares currently has been made, divided by (y) the then most recently determined Fair Market Value of one Share.

ARTICLE VI

GENERAL PROVISIONS

6.1                                 The Committee shall administer and interpret the Plan in its sole discretion, and the Company shall maintain the Plan at its expense.  All decisions made by the Committee with respect to issues hereunder shall be final and binding on all parties.  The Company shall indemnify and hold harmless the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

6.2                                 Except to the extent required by law, the right of any Executive or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Executive or beneficiary, and any such benefit or payment shall not be subject to alienation, sale, transfer assignment or encumbrance.

6.3                                 The Company may, but shall not be obligated to, reserve Shares, purchase Shares in the open market, and issue Shares for the purpose of providing for the payment of obligations arising under this Plan; provided, however, that in the event applicable securities laws so require, the Shares to be issued under this Plan shall be issued out of the 2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and its Affiliates.

6.4                                 All payments made hereunder to an Executive or his or her beneficiary shall be subject to the withholding of such amounts by the Company as it reasonably may determine it is required to withhold pursuant to any applicable Federal, state, local or foreign law or regulation.  Additionally, to the extent that amounts deferred by an Executive under the Plan are subject to Social Security or Medicare tax (collectively, “FICA Tax”) or other taxes when such amounts are deferred, the Company may (i) withhold for such taxes from the non-deferred portion of Compensation payable to the Executive at such time,  (ii) reduce such Executive’s Share Account in a manner specified by the Committee (and consistent with Section 409A) to pay the applicable FICA Tax withholdings and any additional Federal, state, local or foreign taxes thereon, or (iii) allow the Executive to remit to the Company, no later than five business days after the date such taxes are due, an amount in cash (payable by wire transfer or certified check) equal to the amount of such taxes due.

6.5                                 This Plan is intended to be a non-qualified, unfunded deferred compensation arrangement.  Nothing contained herein shall be deemed to give an Executive, an Executive’s beneficiary, or any other Person any interest in the assets of the Company or create any kind of fiduciary relationship between the Company and any such Person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.6                                 This Plan is an unfunded plan that is either not classified as an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA upon the making of certain filings with the U.S. Department of Labor.

6.7                                 Whenever notice is required or permitted by this Plan to be given to an Executive, such notice shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to any Executive at his or her address or electronic mail address or facsimile number shown in the Company’s books and records.  Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt, or (ii) if given by any other means, when delivered to and receipted for at the address of such Executive, as the case may be, specified as aforesaid.  Notices to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Any such notice shall be directed to the attention of the Committee at the Company’s address and shall comply with such other requirements as the Committee may establish from time to time.

ARTICLE VII

AMENDMENT OF PLAN; CHANGE IN CONTROL;

GOVERNING LAW; DISPUTE RESOLUTION; SECTION 409A

7.1                                 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Executive or beneficiary of a deceased Executive of any amounts previously credited to an Executive’s Share Account.

7.2                                 In the event of a Change in Control, all amounts contained in each Executive’s Share Account shall be distributed (in a lump sum, cash payment or in Shares, as the Executive shall elect on the Election Form) no later than the tenth business day following the date of the Change in Control.  If the Executive elects to receive the payment in cash, the cash payment will be equal to (x) the number of Shares credited to an Executive’s Share Account, multiplied by (y) the Fair Market Value of one Share on the date of the Change in Control.

7.3                                 This Plan shall be governed by and construed and enforced in accordance with the laws of New York.

7.4                                 If any contest or dispute arises with respect to the Plan, such contest or dispute shall first be attempted to be resolved in accordance with the claims procedures set forth in Article VIII below.  If the contest or dispute cannot be settled through such procedures, the parties agree to binding arbitration for resolution in New York, New York. If any contest or dispute arises with respect to the Plan, and such contest or dispute is not resolved pursuant to the claims procedures set forth above, this Plan shall be governed by and construed and enforced in accordance with the laws of New York.

7.5                                 Notwithstanding any other provision of the Plan, this Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall at all times be interpreted in accordance with such intent such that amounts credited to Executives’ accounts shall not be taxable to Executives until such amounts are paid to Executives in accordance with the terms of the Plan.  In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A.  To the extent that any provision of the Plan violates Section 409A such that amounts would be taxable to an Executive prior to payment or would otherwise subject an Executive to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.  To the extent that the Company determines that Executives may be given greater flexibility to modify or revoke deferral elections under the Plan in a manner consistent with Section 409A (based on future guidance promulgated by the Internal Revenue Service and the Treasury Department from time to time), the

                                                Company may (but shall not be obligated to) amend the Plan to provide for such greater flexibility.

ARTICLE VIII

CLAIMS PROCEDURE

8.1                                 Distributions of amounts from Share Accounts shall be made in accordance with the provisions of this Plan.  If an Executive makes a written request alleging a right to receive a distribution of amounts under this Plan, such action shall be treated as a claim for benefits. All claims for benefits under this Plan shall be mailed or delivered to the Committee in writing.

8.2                                 If the Committee determines that any individual who has claimed a right to receive benefits under this Plan is not entitled to receive all or any part of the benefits claimed, the Committee shall notify the claimant in writing of such determination and the reasons therefor. The notice shall be sent within 90 days after receipt of the claim unless the Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Executive. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.

8.3                                 The claimant may, within 60 days after receipt of notification of the denial of a claim submitted hereunder, submit in writing to the Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Company.  Upon request and free of charge, the Company shall provide the claimant reasonable access to all pertinent documents, records and other information.  The Company shall also authorize the claimant to submit issues and comments relating to the claim to the Company, which shall review the claim, including any new information submitted by the claimant.

8.4                                 The Company shall render a final decision on a claim submitted hereunder and contested with specific reasons therefor in writing and shall transmit it to the claimant within 60 days after receipt of the claimant’s request for review, unless the Company determines that additional time, not exceeding 60 days, is needed, and so notifies the Executive.  In the event of a dispute or contest with respect to such final decision, such dispute or contest shall be resolved pursuant to Section 7.4.

Adopted and effective the 20th day of December, 2006.

APPENDIX A

 CAPMARK FINANCIAL GROUP INC.
EXECUTIVE COMPENSATION DEFERRAL ELECTION NOTICE

Date:                         , 200

I hereby elect, pursuant to the Capmark Financial Group Inc. Executive Deferred Compensation and Stock Award Plan) (the “Plan”), to defer receipt, in the aggregate, of no less than $250,000 and no more than $1,000,000 of my Compensation payable in respect of the Bonus Year following the Year in which this election is made, in accordance with my elections indicated below.  Capitalized terms not defined herein are defined in the Plan.

(1)                                  I elect to have my Compensation deferred as follows:

An amount of my aggregate Compensation payable for the Bonus Year equal to the greater of

(x)         % of such amount or (y) $

shall be deferred to my Share Account, to which the Company will credit hypothetical Shares in the manner set forth in the Plan.  However, I understand that in no event will I be permitted to defer less than $250,000 or more than $1,000,000, such that if (i) the percentage I elect in (x) above is greater than zero but less than $250,000, the Company will nevertheless automatically defer a full $250,000 of Compensation payable for the Bonus Year and (ii) if the percentage I elect in (x) above is greater than $1,000,000, the Company will only defer $1,000,000, and I will receive the excess of my Compensation in cash.

I further understand that in the event my aggregate Compensation payable for the Bonus Year does not exceed $250,000, I will receive the entire amount of my Compensation payable for the Bonus Year in cash.

(2)                                  I understand that my Share Account generally shall become payable on a specified date on which I elect to receive payment of my deferred Compensation (the “Election Date”), but in any event on the earlier to occur of (i) January 1 of the Year following the Year in which any Separation from Service occurs and (ii) the date of the occurrence of a Change in Control.

My Election Date is the following:                         , 20    (e.g. January 1, 2010).

I elect to receive the payments due to me pursuant to the Plan in the event of a Change in Control as follows (check the method desired below):

in a cash, lump sum payment

in Shares

(3)                                  The remainder of my Compensation shall not be deferred into hypothetical Shares, and shall be payable to me currently as follows:

An amount of my aggregate Compensation for the Bonus Year equal to

(x) $         or (y)          %, which in any event may not be more than the amount of the difference, if any, between (i) the amount of Compensation earned during the Bonus Year and deferred as set forth in paragraph (1) above and (ii) $1,000,000, shall be paid to me in Shares at such time(s) as annual bonuses or incentive compensation are otherwise paid, in accordance with the Plan.

I understand that the remainder of my aggregate Compensation for the Bonus Year (and any amount of my aggregate Compensation for the Bonus Year that is in excess of $1,000,000) shall be paid to me in cash at such time(s) as annual bonuses or incentive compensation is otherwise paid, in accordance with the applicable plan.

I further understand that (i) to the extent I make no election under this Election Notice or do not designate the manner in which any portion of my Compensation that I elect to receive currently shall be payable to me, I will receive such portion(s) of my Compensation in cash; and (ii) all elections I have made above with respect to current receipt of my Compensation applicable to a particular Year may not be amended or revoked with respect to the Bonus Year.

In the event of my death prior to receipt of all or any balance of such Compensation and dividends, if any, thereon so accumulated, I designate                                     as my beneficiary to receive Shares (or, if applicable, the funds) payable.

Acknowledged and Agreed this     day of                   , 200  .

Executive